Exhibit 99.1

CONSENT TO BE NAMED AS A TRUSTEE NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of the undersigned’s name as a Trustee Nominee in the registration statement on Form S-11 (Registration No. 333-163703), and any amendments thereto, to be filed by Americold Realty Trust.

Dated: April 11, 2010

/s/ George J. Alburger, Jr.
George J. Alburger, Jr.